                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF FEBRUARY 27, 2006

                                  BY AND AMONG

                              ARMOR HOLDINGS, INC.,

                            SANTANA ACQUISITION CORP.

                                       AND

                       STEWART & STEVENSON SERVICES, INC.

                                TABLE OF CONTENTS

                                                                                  PAGE
                                                                                  ----

                                        i

                                TABLE OF CONTENTS
                                   (continued)

                                                                                  PAGE
                                                                                  ----

Schedules

      Schedule 2.06     Officers of the Surviving Corporation
      Schedule 6.01     Contract Consents
      Company's Disclosure Schedule

                                       ii

                          AGREEMENT AND PLAN OF MERGER

            This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of
February 27, 2006, is by and among Armor Holdings, Inc., a Delaware corporation
("Parent"), Santana Acquisition Corp., a Texas corporation ("Merger Sub"), and
Stewart & Stevenson Services, Inc., a Texas corporation (the "Company").

                                    RECITALS

      A.    The Proposed Transaction. The parties intend to effect a strategic business combination through the merger of Merger Sub with and into the Company
(the "Merger"), with the Company being the surviving corporation (the "Surviving
Corporation").

      B.    Board Determinations. The respective boards of directors of Parent,
Merger Sub and the Company have each determined that the Merger and the other transactions contemplated hereby are in the best interests of their respective stockholders or shareholders, as the case may be, and, therefore, have approved the Merger and this Agreement and the plan of merger contained in this Agreement
(the "Plan of Merger"), and the respective boards of directors of Merger Sub and the Company have each recommended that this Agreement and the Merger be approved by the respective shareholders of Merger Sub and the Company.

      NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this
Agreement, Parent, Merger Sub and the Company agree as follows:

                                    ARTICLE I

                           DEFINITIONS; INTERPRETATION

      1.01  Definitions. This Agreement uses the following definitions:

      "Acquisition Proposal" means any proposal or offer (whether or not in writing) with respect to (a) any purchase of an equity interest (including by means of a tender or exchange offer) representing more than 15% of the voting power in the Company or any of its Subsidiaries, (b) a merger, consolidation, other business combination, reorganization, recapitalization, dissolution, liquidation or similar transaction involving the Company or any of its
Subsidiaries or (c) any purchase of assets, businesses, securities or ownership interests (including the securities of any Subsidiary of the Company)
representing more than 15% of the consolidated assets of the Company and its
Subsidiaries, other than the Transactions.

      "Agreement" has the meaning assigned in the Preamble to this Agreement.

      "Articles of Merger" has the meaning assigned in Section 2.03.

      "Benefit Arrangement" means, with respect to the Company, each of the following (a) under which any Employee or any of its current or former directors has any present or future right to benefits, (b) that is sponsored or maintained by it or its Subsidiaries, or (c) under which it or its Subsidiaries has had or has any present or future liability: each "employee benefit plan"

(within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, equity-based grants, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, paid time off benefits and other employee benefit plan, agreement, program, policy or other arrangement
(with respect to any of the preceding, whether or not subject to ERISA).

      "Benefits Transition Date" has the meaning assigned in Section 6.10(a).

      "Business Day" means any day other than a day on which banks in the State of Texas are required or authorized to be closed.

      "Certificate" has the meaning assigned in Section 3.01(a).

      "Certificate of Merger" has the meaning assigned in Section 2.03.

      "Closing" has the meaning assigned in Section 2.02.

      "Closing Date" has the meaning assigned in Section 2.02.

      "Code" has the meaning assigned in Section 5.03(m)(2).

      "Company" has the meaning assigned in the Preamble to this Agreement.

      "Company Board" means the Board of Directors of the Company.

      "Company Board Recommendation" has the meaning assigned in Section
5.03(e).

      "Company Board Change of Recommendation" has the meaning assigned in
Section 6.06(b).

      "Company Common Stock" means the common stock, without par value, of the
Company.

      "Company Representatives" has the meaning assigned in Section 6.06(a).

      "Company Shareholder Approval" has the meaning assigned in Section
5.03(e).

      "Company Stock Option" has the meaning assigned in Section 3.03.

      "Company Stock Plans" has the meaning assigned in Section 3.03.

      "Confidentiality Agreement" means that certain Confidentiality Agreement dated as of December 7, 2005 between Parent and the Company.

      "Constituent Documents" means the charter or articles or certificate of incorporation and by-laws of a corporation, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

                                      - 2 -

      "Covered Employees" has the meaning assigned in Section 6.10(a).

      "Defense Businesses" has the meaning assigned in the definition of
"Material Adverse Effect" in this Section 1.01.

      "Disbursing Agent" has the meaning assigned in Section 3.02(a).

      "Disclosure Schedule" has the meaning assigned in Section 5.01.

      "Dissenting Shareholder" has the meaning assigned in Section 3.04(a).

      "Dissenting Shares" means shares of Company Common Stock the holders of which have perfected and not withdrawn or lost their right to dissent with respect to such shares under Articles 5.11, 5.12, and 5.13 and of the TBCA, as applicable.

      "Effective Time" has the meaning assigned in Section 2.03.

      "Eligible Option" has the meaning assigned in Section 3.03.

      "Employees" means current and former employees of the Company and its
Subsidiaries.

      "Environmental Laws" means the statutes, rules, regulations, ordinances, codes, orders, decrees, and any other laws (including common law) of any foreign, federal, state, local and any other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning pollution or protection of human health and safety or of the environment, in every case as in effect on or prior to the date of this Agreement.

      "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as
amended.

      "ERISA Affiliate" has the meaning assigned in Section 5.03(m)(3).

      "Exception Shares" means, collectively, shares of Company Common Stock owned or held by the Company, Parent or Merger Sub and/or any of their respective Subsidiaries.

      "Exchange Act" means the U.S. Securities Exchange Act of 1934 and the rules and regulations thereunder.

      "Existing Confidentiality Agreements" has the meaning assigned in Section
5.03(w).

      "Financing" has the meaning assigned in Section 6.12.

      "GAAP" means generally accepted accounting principles in the United
States.

      "Governmental Authority" means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

      "HSR Act" means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of
1976 and the rules and regulations thereunder.

                                      - 3 -

      "Indemnified Party" has the meaning assigned in Section 6.09(b).

      "Information Memorandum" has the meaning assigned in Section 5.03(s)(3).

      "Knowledge" and "knowingly" means or has reference to, respectively, the actual knowledge of the executive officers of the Company or Parent, as the case may be, after due inquiry consistent with their respective responsibilities as an executive officer.

      "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance other than, with respect to the Company or its
Subsidiaries, (a) any such charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance disclosed in the consolidated financial statements of the Company and its Subsidiaries or the notes thereto or securing liabilities reflected on such financial statements or incurred in the ordinary course of business since the date of the most recent consolidated financial statements, (b) any such charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance for Taxes not yet delinquent or that are being contested in good faith and reserved for in accordance with GAAP, or (c)
any such charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance which is a carrier's, warehousemen's, mechanic's, materialmen's, repairmen's or other similar lien arising in the ordinary course of business.

      "Management Presentation" has the meaning assigned in Section 5.03(s)(3).

      "Material Adverse Effect" or "Material Adverse Change" means

      (a)   with respect to the Company, any effect, change or development that individually, or together with other effects, changes or developments, is (or would be) material and adverse to (i) the financial condition, results of operations, assets, liabilities or business of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the
Transactions, excluding in each case the impact of (1) changes in laws of general applicability or changes in laws of specific applicability to businesses engaged in contracting with Governmental Authorities as to the supply of products and services for use in, or related to, military activities ("Defense
Businesses") and not disproportionally and materially impacting the Company, or changes in the interpretation thereof by Governmental Authorities, (2) changes in general economic, financial market or political conditions or changes in economic conditions affecting Defense Businesses (including any outbreak or escalation of hostilities or war or any act of terrorism), or (3) changes resulting from the announcement or the existence of, or compliance with, this
Agreement and the Transactions; and

      (b)   with respect to Parent or Merger Sub, any effect that would materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Transactions by the Termination Date.

      "Material Contract" has the meaning assigned in Section 5.03(k)(1).

      "Materials of Environmental Concern" means any hazardous or toxic substances, materials, wastes, pollutants, or contaminants, including without limitation those defined or regulated as such under any Environmental Law, and any other substance the presence of which may give rise to liability under any
Environmental Law.

                                      - 4 -

      "Merger" has the meaning assigned in the Recitals.

      "Merger Sub" has the meaning assigned in the Preamble to this Agreement.

      "Merger Sub By-laws" means the by-laws of Merger Sub.

      "Merger Sub Common Stock" means the common stock, $0.001 par value per share, of Merger Sub.

      "Parent" has the meaning assigned in the Preamble to this Agreement.

      "Parent Board" means the Board of Directors of Parent.

      "party" means Parent, Merger Sub or the Company.

      "Pension Plan" has the meaning assigned in Section 5.03(m)(2).

      "Per Share Consideration" has the meaning assigned in Section 3.01(a).

      "person" is to be interpreted broadly to include any individual, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

      "Plan of Merger" has the meaning assigned in the Recitals.

      "Previously Disclosed" means information set forth by the Company in the applicable paragraph of the Disclosure Schedule, or any other paragraph of the
Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of the Disclosure Schedule is also applicable to the Section or subsection of this Agreement in question) or in the Company's
Regulatory Filings (including any schedules and exhibits thereto).

      "Proxy Statement" has the meaning assigned in Section 5.03(t).

      "Regulatory Filings" has the meaning assigned in Section 5.03(g)(1).

      "Representatives" means, with respect to any person, such person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

      "Requisite Approvals" has the meaning assigned in Section 6.08(a).

      "Rights" means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such first person.

      "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder.

                                      - 5 -

      "SEC" means the U.S. Securities and Exchange Commission.

      "Securities Act" means the U.S. Securities Act of 1933 and the rules and regulations promulgated thereunder.

      "Shareholders' Meeting" has the meaning assigned in Section 6.02.

      "Subsidiary" has the meaning ascribed to such term in Rule 1-02 of
Regulation S-X promulgated by the SEC.

      "Superior Proposal" means an Acquisition Proposal made by any person on terms that the Company Board determines in good faith, after the receipt of advice from the Company's financial and legal advisors, and considering such factors as the Company Board considers to be appropriate (including the conditionality and the timing and likelihood of success of such proposal), are more favorable to the Company and its shareholders than the Transactions
(including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise pursuant to Section 6.06(b)).

      "Surviving Corporation" has the meaning assigned in the Recitals.

      "Takeover Laws" has the meaning assigned in Section 5.03(n).

      "Takeover Provisions" has the meaning assigned in Section 5.03(n).

      "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

      "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

      "TBCA" means the Texas Business Corporation Act.

      "TBOC" means the Texas Business Organizations Code.

      "Termination Date" has the meaning assigned in Section 8.01(d).

      "Texas Courts" has the meaning assigned in Section 9.04.

      "Transactions" has the meaning assigned in Section 5.03(e).

                                      - 6 -

      1.02  Interpretation.

            (a)   In this Agreement, except as the context may otherwise
      require, references:

                  (1)   to the Preamble, Recitals, Sections, Annexes or
            Schedules are to the Preamble to, a Recital or Section of, or Annex
            or Schedule to, this Agreement;

                  (2)   to this Agreement are to this Agreement and the Annexes
            and Schedules to it taken as a whole;

                  (3)   to any agreement (including this Agreement), contract,
            statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof);

                  (4)   to any section of any statute or regulation include any
            successor to the section;

                  (5)   to any Governmental Authority include any successor to
            that Governmental Authority; and

                  (6)   to the date of this Agreement are to February 27, 2006.

            (b)   The table of contents and Article and Section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

            (c)   The words "include," "includes" or "including" are to be
      deemed followed by the words "without limitation".

            (d)   The words "herein", "hereof" or "hereunder", and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

            (e)   This Agreement is the product of negotiation by the parties, which have had the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to another.

            (f)   No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent such action or omission would violate applicable law
      (including statutory and common law), rule or regulation.

                                      - 7 -

                                   ARTICLE II

                                   THE MERGER

      2.01  The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the TBCA and the
TBOC, Merger Sub will merge with and into the Company at the Effective Time. At the Effective Time the separate corporate existence of Merger Sub will terminate. The Company will be the Surviving Corporation and will continue its corporate existence under the laws of the State of Texas.

      2.02  Closing. The closing of the Merger (the "Closing") will take place in the offices of Fulbright & Jaworski L.L.P., 1301 McKinney St., Suite 5100,
Houston, Texas, at 10:00 a.m. as promptly as practicable (but in any event within two Business Days) after satisfaction or waiver of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions (the "Closing Date").

      2.03  Effective Time. Subject to the provisions of this Agreement, at the
Closing the Company and Merger Sub will duly execute and file articles of merger or a certificate of merger, as applicable (collectively, the "Articles of
Merger") with the Secretary of State of the State of Texas for filing under
Article 5.04 of the TBCA or Section 10.153 of the TBOC as required. The parties will make all other filings or recordings required under the TBCA or the TBOC, and the Merger will become effective when the Articles of Merger are filed in the office of the Secretary of State of the State of Texas and a certificate of merger (the "Certificate of Merger") is issued by the office of the Secretary of
State of the State of Texas pursuant to Article 5.05 of the TBCA, or at such later date or time as Parent and the Company shall agree and specify in the
Articles of Merger in accordance with Article 10.03 of the TBCA (the time the
Merger becomes effective being the "Effective Time").

      2.04  Effects of the Merger. The Merger will have the effects prescribed by the TBCA, the TBOC and other applicable law.

      2.05  Articles of Incorporation and By-laws.

            (a)   The amended and restated articles of incorporation of the
      Company, as in effect immediately before the Effective Time, will be the articles of incorporation of the Surviving Corporation as of the Effective
      Time, except that the name of the Surviving Corporation shall be changed therein to be the name of the Company immediately prior to the Effective
      Time.

            (b)   The Merger Sub By-laws, as in effect immediately before the
      Effective Time, will be the by-laws of the Surviving Corporation as of the
      Effective Time except that the Merger Sub By-laws shall, to the extent that they do not do so, be amended (and be deemed to be so amended) as of the Effective Time to effectuate the obligations of Parent and the
      Surviving Corporation provided in Sections 6.09(a) and 6.09(b).

      2.06  Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time. The

                                      - 8 -

officers of the Surviving Corporation as of the Effective Time and their titles, subject to the right of the board of directors of the Surviving Corporation to appoint or replace officers, shall be as set forth in Section 2.06 of the
Disclosure Schedule.

                                   ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

      3.01  Conversion or Cancellation of Shares. At the Effective Time, by
virtue of the Merger and without any action on the part of any shareholder:

            (a)   Each share of Company Common Stock issued and outstanding
      immediately prior to the Effective Time, other than Exception Shares
      (which shares shall be cancelled and shall cease to exist with no payment being made with respect thereto) and Dissenting Shares (which shares shall be treated in accordance with Section 3.04) shall be converted into and constitute the right to receive cash in an amount equal to $35.00, without interest (the "Per Share Consideration"). At the Effective Time, all
      shares of Company Common Stock that have been converted into the right to receive the Per Share Consideration as provided in this Section 3.01(a)
      shall no longer be outstanding and shall be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the
      Effective Time represented such shares of Company Common Stock (a
      "Certificate") shall cease to have any rights with respect thereto, except the right to receive (i) the Per Share Consideration and (ii) any dividends with respect to Company Common Stock with a record date prior to the Effective Time but unpaid as of the Effective Time.

            (b)   Each issued and outstanding share of Merger Sub Common Stock shall be converted into one fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation.

      3.02  Exchange of Certificates; Payment of the Merger Consideration.

            (a)   Appointment of Disbursing Agent. At or prior to the Effective
      Time, Parent shall deposit with a disbursing agent agreed upon by Parent and the Company (the "Disbursing Agent") cash in an amount sufficient to allow the Disbursing Agent to make all payments that may be required pursuant to this Article III. Parent shall be obligated to, from time to time, deposit any additional funds necessary to make all payments that may be required by this Article III. Such funds shall be invested by the
      Disbursing Agent in short term investments in direct obligations of the
      United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard &
      Poor's or a combination thereof as directed by Parent; provided that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable pursuant to this Article III. Any net profits resulting from, or interest or income produced by, such investments shall be payable as directed by the Parent. Upon the first anniversary of the Effective Time, any such cash remaining in the possession of the

                                      - 9 -

      Disbursing Agent (together with any earnings in respect thereof) shall be delivered to Parent and any holder of Certificates who has not theretofore exchanged such Certificates pursuant to this Article III shall thereafter be entitled to look exclusively to Parent and/or the Surviving
      Corporation, and only as a general creditor thereof, for the consideration to which such holder may be entitled upon exchange of such Certificates pursuant to this Article III. Notwithstanding the foregoing, neither the
      Disbursing Agent nor any party hereto shall be liable to any holder of
      Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

            (b)   Exchange Procedures. Promptly after the Effective Time, but in no event later than two Business Days thereafter, Parent shall cause the
      Disbursing Agent to mail or deliver to each person who was, immediately prior to the Effective Time, a holder of record of Company Common Stock, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such certificates to the Disbursing Agent) containing instructions for use in effecting the surrender of Certificates in exchange for the consideration to which such person is entitled pursuant to this Article III. Upon surrender to the Disbursing Agent of a
      Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall promptly be provided in exchange therefor cash in the amount to which such holder is entitled pursuant to this Article III, and the Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any consideration to be delivered upon surrender of Certificates.

            (c)   Transfer to Holder other than Existing Holder. If any cash payment is to be made in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such payment that the person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such payment in a name other than that of the registered holder of the
      Certificate surrendered, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of the Disbursing Agent that such Tax has been paid or is not payable.

            (d)   Transfers. At or after the Effective Time, there shall be no transfers registered on the stock transfer books of the Surviving
      Corporation of Company Common Stock or Certificates that were outstanding immediately prior to the Effective Time.

            (e)   Lost, Stolen or Destroyed Certificates. If any Certificate
      shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Disbursing
      Agent, the posting by such person of a bond in such reasonable amount as the Surviving Corporation or the Disbursing Agent may direct as indemnity against any claim that may be made against it with respect to such
      Certificate, the Surviving Corporation or the Disbursing Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay or cause to be paid the consideration deliverable in respect of Company Common Stock formerly represented by such Certificate pursuant to this Article III.

                                     - 10 -

      3.03  Stock Options. The Company shall (a) terminate the Company's
Non-statutory Stock Option Plan (as amended and restated effective as of June
10, 1997, and as subsequently amended), Amended and Restated 1993 Non-officer
Employee Stock Option Plan, 1994 Director Stock Option Plan, and Amended and
Restated 1996 Director Stock Plan (as amended by Amendment No. 1 effective as of
July 9, 2004) (collectively, the "Company Stock Plans"), immediately prior to the Effective Time without prejudice to the rights of the holders of options
(each, a "Company Stock Option") awarded pursuant thereto, (b) following such termination grant no additional options under the Company Stock Plans or permit the receipt of shares of Company Common Stock, and (c) cause each Company Stock
Option that is outstanding immediately prior to the consummation of the Merger to become fully vested and exercisable. Prior to the Effective Time, the Company and Parent will take all actions reasonably necessary to provide that, upon the
Effective Time, each outstanding Company Stock Option shall be cancelled automatically and at the Effective Time shall be converted into and constitute the right to receive cash in an amount equal (less any applicable withholding and without interest) to the product of (1) the total number of shares of
Company Common Stock subject to such holder's Company Stock Option or Options immediately prior to the Effective Time and (2) the excess, if any, of the Per
Share Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option or Options (each, an "Eligible Option"). No payment of the Per Share Consideration with respect to an Eligible Option shall be made by the Disbursing Agent to the holder of such Eligible Option until receipt by the Disbursing Agent of an option cancellation agreement, in a form mutually and reasonably acceptable to the Company and Parent, with respect to all Eligible Options owned by the holder of such Eligible Option.

      3.04  Dissenting Shareholders.

            (a)   Each Dissenting Share shall not be converted into or represent a right to receive the Per Share Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by Articles
      5.11, 5.12, and 5.13 of the TBCA, as applicable. The Company shall give
      Parent notice as promptly as reasonably practicable upon receipt by the
      Company of any demand for payment pursuant to Article 5.12 of the TBCA, as applicable, and of withdrawals of such notice (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"), and
      Parent shall have the right to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent (which consent may not be unreasonably withheld or delayed) of Parent, make any payment with respect to, settle, offer to settle or otherwise negotiate, any such demands. Any payments made in respect of Dissenting Shares shall be made by Parent and/or the
      Surviving Corporation.

            (b)   If any Dissenting Shareholder shall have withdrawn or lost
      (through failure to perfect or otherwise) his or her right to dissent under Articles 5.11, 5.12, and 5.13 of the TBCA, as applicable, each of such holder's shares of Company Common Stock shall be converted solely into a right to receive the Per Share Consideration, without interest, in accordance with the applicable provisions of this Agreement.

                                     - 11 -

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

      4.01  Agreements of the Company. The Company agrees that from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of
Parent (which consent will not be unreasonably withheld or delayed), it will not, and will cause each of its Subsidiaries not to:

            (a)   Ordinary Course. Conduct its business and the business of its
      Subsidiaries other than in the ordinary and usual course consistent with past practices in all material respects and in compliance in all material respects with applicable laws, or fail to use commercially reasonable efforts to (i) preserve intact, in all material respects, their business organizations and goodwill, (ii) keep available the services of its officers and employees, and (iii) maintain satisfactory relationships with those persons having material and advantageous business relationships with the Company or its Subsidiaries.

            (b)   Operations. Enter into any new line of business or change its operating policies in any material respect except as required by applicable law, regulation or policies imposed by any Governmental
      Authority; provided, however, that the Company will not be deemed to be engaged in a new line of business to the extent it prosecutes its efforts to sell trucks, trailers and related kinds of products and services reasonably related to its current line of business. The Company will not pursue or take any new business related to its Distributed Energy
      Solutions operations, except to the extent reasonably necessary to fulfill its existing contractual obligations.

            (c)   Capital Stock and Other Securities. Other than pursuant to
      Rights Previously Disclosed and outstanding on the date of this Agreement,
      (1) issue, sell or otherwise permit to become outstanding or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any other securities (including long-term debt) or any Rights with respect to its stock or any other securities, or (2) permit any additional shares of its stock to become subject to new grants under Company Stock Plans or otherwise.

            (d)   Dividends, Distributions, Repurchases. (1) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock, other than (A) dividends from its wholly owned Subsidiaries to it or another of its wholly owned
      Subsidiaries consistent with past practice or (B) regular quarterly dividends on Company Common Stock in an amount not exceeding $.085 per share and consistent with past practices with respect to the timing of the payment of such dividends, or (2) directly or indirectly adjust, split, combine, redeem or reclassify, or purchase or otherwise acquire any shares of its stock.

            (e)   Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of any of its assets, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions of inventories or de minimis obsolete assets or properties in the ordinary course of business.

                                     - 12 -

            (f)   Acquisitions. Acquire all or any portion of the assets,
      business, properties or shares of stock or other securities of any other person other than the purchase of assets and properties in the ordinary course of business.

            (g)   Constituent Documents. Amend its Constituent Documents.

            (h)   Accounting Methods. Implement or adopt any change in its
      financial accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting requirements applicable to
      U.S.-publicly owned business organizations generally.

            (i)   Compensation; Employment Agreements; Etc. Enter into, amend, modify or renew any employment, consulting, change in control or similar contract, agreement or arrangement with any director or employee, or grant any salary or wage increase, equity awards or incentive or bonus payments, except (1) to make changes that are required by applicable law or the terms of a Benefit Arrangement, (2) to grant merit-based or annual salary increases in the ordinary and usual course of business and in accordance with past practice or (3) for employment arrangements for, or grants of awards to, newly hired employees or promoted employees in the ordinary and usual course of business consistent with past practice.

            (j)   Benefit Plans. Enter into, establish, adopt, amend, modify or renew any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement or any trust agreement in respect of any director, officer or employee or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder, except (1) as may be required by applicable law or the terms of a Benefit Arrangement, (2) amendments that do not increase benefits or result in increased administrative costs or (3) for employment arrangements for, or grants of awards to, newly hired employees or promoted employees in the ordinary and usual course of business consistent with past practice.

            (k)   Litigation. Settle or compromise any litigation, or other
      pending or threatened suit, action, or claim which would require the payment by the Company or a Subsidiary of more than $100,000 or would impose a restriction on the business, assets or operations of the Company following the Effective Time, except that the Company may make any such payment in respect of matters Previously Disclosed in an amount in each such case to the extent specifically reserved or accrued therefor in the
      Company's consolidated balance sheet dated as of January 31, 2006 and if the Company obtains a general release in connection therewith.

            (l)   Indebtedness, Investments. Incur, assume, guarantee or
      otherwise become liable for any indebtedness for borrowed money, including, without limitation, capital leases, or make any loans or advances or make any capital contributions to, or investments in, any other Person in excess of $250,000 individually, or $500,000 in the aggregate, except indebtedness to trade creditors of the Company or its
      Subsidiaries in

                                     - 13 -

      the ordinary and usual course consistent with past practices. This Section
      4.01(l) shall not apply to performance bonds, letters of credit and similar instruments in the conduct of its business in the ordinary course.

            (m)   Material Contract. Enter into, modify, amend, terminate (other than at the end of the term thereof) or waive any material rights under any Company Material Contract, other than in the ordinary and usual course of business consistent with past practice.

            (n)   Reorganization. Adopt a plan of complete or partial
      liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary
      (other than the Merger).

            (o)   Adverse Actions. Take, or omit to take, any action which would reasonably be expected to have the legal or practical effect of materially delaying or preventing the expiration or termination of any applicable waiting period under the HSR Act prior to the Effective Time.

            (p)   Confidentiality Agreements. The Company will not waive any of its rights in any material respect under any Existing Confidentiality
      Agreement.

            (q)   Commitments. Enter into any contract with respect to, or
      otherwise agree or commit to do, directly or indirectly, any of the foregoing.

      4.02  Agreements of Parent. Parent agrees that, from the date hereof until the Effective Time, without the prior written consent of the Company, it will not, and will cause each of its Subsidiaries not to:

            (a)   Adverse Actions. Take, or omit to take, any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied in a timely manner, including enter into agreements with respect to any acquisitions, mergers, consolidations or business combinations which has the effect of materially delaying or preventing the consummation of the Merger or the other
      Transactions or the obtaining of any regulatory or other consent or approval contemplated hereby.

            (b)   Commitments. Enter into any contract with respect to, or
      otherwise agree or commit to do, directly or indirectly, any of the foregoing.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

      5.01  Disclosure Schedules. Before entry into this Agreement, the Company delivered to Parent a schedule (the "Disclosure Schedule") which is divided into sections and subsections corresponding to the sections and subsections of this
Agreement setting forth, among other things, items the disclosure of which is necessary or appropriate either (a) in response to an

                                     - 14 -

express disclosure requirement contained in a provision hereof or (b) as an exception to one or more representations or warranties contained in Section 5.03 or to one or more of its covenants contained in Article IV; provided that the inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by the
Company that such item is material or was required to be disclosed therein.
Unless otherwise specifically defined therein or the context otherwise requires, capitalized terms set forth in the Disclosure Schedule shall have the meanings ascribed to such terms in this Agreement.

      5.02  Standard for Breach of Representations and Warranties. For all
purposes of this Agreement, no representation or warranty of the Company or
Parent contained in Section 5.03 (other than the representations and warranties contained in Section 5.03(b), which shall be true in all respects except for de minimus variations, and in 5.03(g)(2)(B), which shall be true in all respects)
will be deemed untrue, and no party will be deemed to have breached a representation or warranty, where such failure to be true or breach of such representation or warranty would not be material and adverse to the Company and its Subsidiaries taken as a whole, or Parent and its Subsidiaries taken as a whole, as the case may be.

      5.03  Representations and Warranties. Except as Previously Disclosed, the
Company hereby represents and warrants to Parent, and Parent hereby represents and warrants to the Company, except where specifically indicated as applicable only to the Company or Parent, as the case may be, as follows:

            (a)   Organization and Standing. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

            (b)   Company Stock. In the case of the Company only:

            The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock. As of February 24, 2006, no more than
      29,367,498 shares of Company Common Stock were issued and outstanding. As of February 24, 2006, no more than 2,106,550 shares of Company Common
      Stock were issuable upon exercise of Company Stock Options under Company
      Stock Plans. As of February 24, 2006, no shares of Company Common Stock were issuable upon exercise of any other Rights under Company Stock Plans.
      As of the date of this Agreement, (1) no shares of Company Common Stock have been issued since February 24, 2006, other than shares of Company
      Common Stock issued pursuant to the exercise of Company Stock Options issued and outstanding as of February 24, 2006 and (2) no Company Stock
      Options have been issued since February 24, 2006. The outstanding shares of Company Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights (and were not issued in violation of any preemptive rights). Except as set forth above and except for shares issuable pursuant to Company Stock Plans, there are no shares of Company Stock reserved for issuance, the Company does not have any Rights outstanding with respect to
      Company Stock and the Company does not have any commitment to authorize, issue or sell any Company

                                     - 15 -

      Common Stock, preferred stock or Rights, except pursuant to this
      Agreement, outstanding Company Stock Options and Company Stock Plans. The
      Company has no commitment to redeem, repurchase or otherwise acquire any shares of Company Common Stock. The Company does not have a poison pill, shareholder rights plan or agreement or any similar plans or agreements having similar consequences that will be triggered as a result of the
      Transactions.

            (c)   Company Subsidiaries. In the case of the Company only:

                  (1)   (A) It owns, directly or indirectly, all the outstanding
            equity securities of each of its Subsidiaries free and clear of any
            Liens, (B) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is, or may be, bound to sell or otherwise transfer any equity securities of any such Subsidiaries
            (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of each Subsidiary held by it or its
            Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable.

                  (2)   Each of its Subsidiaries has been duly organized and is
            validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or its conduct of business requires it to be so qualified.

            (d)   Power. It and, in the case of the Company only, each of its
      Subsidiaries, has the corporate (or comparable) power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate (or comparable) power and authority to execute, deliver and perform its obligations under this
      Agreement and to consummate the Transactions.

            (e)   Authority. It has duly authorized, executed and delivered this
      Agreement. Subject only in the case of the Company to receipt of the affirmative vote of the holders of at least two-thirds of the outstanding shares of Company Common Stock to approve the Plan of Merger (the "Company
      Shareholder Approval"), this Agreement and the Transactions have been authorized by all necessary respective corporate action. In the case of the Company only, at a meeting duly called and held, the Company Board has
      (1) determined that this Agreement and the transactions contemplated hereby, including the Merger (collectively, the "Transactions"), are fair to, and in the best interests of, the holders of Shares, (2) approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with the TBCA, including, without limitation, Part 13 thereof), and (3) recommended that the Merger and this Agreement be approved by the shareholders of the
      Company (the "Company Board Recommendation"); provided, however, that any withdrawal,

                                     - 16 -

      modification or qualification of such recommendation in accordance with
      Section 6.06 shall not be deemed a breach of this Section 5.03(e). This
      Agreement is its valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

            (f)   Regulatory Approvals; No Defaults.

                  (1)   No consents or approvals of, or filings or registrations
            with, any Governmental Authority or with any third party are required to be made or obtained by it or, in the case of the Company only, any of its Subsidiaries in connection with the execution, delivery or performance by it of this Agreement or to consummate the
            Merger, except for (A) filings of applications and notices with, receipt of approvals or non-objections from, and expiration of related waiting periods, required by U.S. federal or foreign
            Governmental Authorities, (B) filing of notices, and expiration of the related waiting period, under the HSR Act, (C) filings as may be required by the Securities Act or the Exchange Act including, in the case of the Company only, filing of the Proxy Statement with the
            SEC, (D) receipt of the Company Shareholder Approval, and (E) the filing of the Articles of Merger and the issuance of the Certificate of Merger.

                  (2)   Subject to receipt of the consents and approvals
            referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings with U.S. federal or foreign Governmental Authorities, the execution, delivery and performance of this Agreement and the consummation of the
            Transactions do not and will not (A) constitute a breach or violation of, or a default under, or give rise, in the case of the
            Company only, to any Lien or any acceleration of remedies, penalty, increase in material benefit payable or right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or, in the case of the Company only, of any of its
            Subsidiaries or to which it or, in the case of the Company only, any of its Subsidiaries or properties is subject or bound, (B)
            constitute a breach or violation of, or a default under, its
            Constituent Documents or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order,
            governmental permit or license, agreement, indenture or instrument.

            (g)   Company Financial Reports and Regulatory Filings; Material
      Adverse Effect. In the case of the Company only:

                  (1)   Since January 31, 2001, the Company has filed with the
            SEC all material forms, statements, reports and documents required to be filed by it under the Exchange Act and the Securities Act. Its
            Annual Reports on Form 10-K for the fiscal years ended January 31,
            2003, 2004, and 2005 and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to January 31, 2002 under the

                                     - 17 -

            Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the
            Exchange Act, in the form filed (collectively, its "Regulatory
            Filings") with the SEC as of the date filed, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B)
            did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the consolidated statements of financial position contained in or incorporated by reference into any such Regulatory Filing (including the related notes and schedules) fairly presented in all material respects the financial position of it and its Subsidiaries on a consolidated basis as of the date of such statement in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and, in the case of quarterly reports filed on Form 10-Q, subject to normal year-end audit adjustments as permitted by SEC Form 10-Q promulgated under the Exchange Act in the case of unaudited statements.

                  (2)   Since January 31, 2005, except for liabilities (A)
            permitted or contemplated by this Agreement, (B) incurred in the ordinary course of business, or (C) that would not reasonably be expected to be material and adverse to the Company and its
            Subsidiaries taken as a whole, the Company has not incurred any liabilities of a nature required to be set forth or reflected in a balance sheet prepared in accordance with GAAP.

                  (3)   Since January 31, 2005, (A) it and its Subsidiaries have
            conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transactions) and (B) no event has occurred or circumstance has arisen that has had or is reasonably likely to have a Material Adverse Effect with respect to
            it.

            (h)   Company Litigation. In the case of the Company only, as of the date hereof, there is no suit, action, investigation or proceeding pending or, to its Knowledge, threatened against or affecting it or any of its
      Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitration outstanding against it or any of its Subsidiaries.

            (i)   Company Regulatory Matters. In the case of the Company only, neither it nor any of its Subsidiaries is subject to or has been advised by any Governmental Authority that it is likely to become subject to, any written order, decree or similar agreement from or with any U.S. federal
      Governmental Authority charged with the regulation of, or enforcement of matters concerning, persons engaged in Defense Businesses.

            (j)   Company Compliance with Laws. In the case of the Company only, it and each of its Subsidiaries:

                                     - 18 -

                  (1)   conducts its business in compliance with all applicable
            federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses;

                  (2)   has all permits, licenses, authorizations, orders and
            approvals of, and has made all filings, applications and
            registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its Knowledge, no suspension or cancellation of any of them is threatened; and

                  (3)   has not received, since January 31, 2005, written
            notification from any Governmental Authority (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental
            Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization.

            (k)   Company Material Contracts; Defaults. In the case of the
      Company only:

                  (1)   Neither it nor any of its Subsidiaries is a party to,
            bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) that is a
            "material contract" within the meaning of Item 601(b)(10) of the
            SEC's Regulation S-K or (B) that restricts in any material respect the conduct of business by it or any of its Subsidiaries or its or their ability to compete in any line of business (each a "Material
            Contract").

                  (2)   Neither it nor any of its Subsidiaries is in default
            under any Material Contract, and to its Knowledge, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

            (l)   Company Taxes. In the case of the Company only,

                  (i) (1) all Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to it and its Subsidiaries have been duly and timely filed, (2) all Taxes shown to be due on the Tax Returns referred to in clause (1) have been paid in full, (3) all
                  Taxes that it or any of its Subsidiaries is obligated to
                  withhold from amounts owing to any employee, creditor or third party have been withheld and paid over to the proper
                  Governmental Authority, to the extent due and payable, and (4)
                  no extensions or waivers of statutes of limitation have been given by or requested with respect to any of its U.S. federal income taxes or those of its Subsidiaries. The Company has either paid or made provision in accordance with GAAP, in the consolidated financial statements included in the Regulatory
                  Filings filed before the

                                     - 19 -

                  date hereof, for all Taxes of the Company and its Subsidiaries that accrued on or before the end of the most recent period covered by its Regulatory Filings filed before the date
                  hereof. No Liens for Taxes exist with respect to any of its assets or properties or those of its Subsidiaries.

                  (ii) The Company's reserve for Taxes contained in its
                  consolidated financial statements included in the Regulatory
                  Filings filed before the date hereof is adequate, as
                  determined under GAAP, to cover any unpaid Taxes of the
                  Company and its Subsidiaries.

                  (iii) Neither the Company nor any of its Subsidiaries is a
                  party to or bound by any Tax allocation or sharing agreement which could require a payment by the Company or a Subsidiary to a party other than the Company or a Subsidiary. Neither the
                  Company nor any of its Subsidiaries has any liability for the
                  Taxes of any Person (other than Company or any of its
                  Subsidiaries) under Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law).

                  (iv) No written claim has been made by a taxing authority in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns that the Company or its Subsidiaries may be subject to taxation by that jurisdiction.

                  (v) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement or plan that could result, separately or in the aggregate, as a result of the transactions contemplated by this Agreement, in the payment of any "excess parachute payment" within the meaning of Code
                  Section 280G (or any corresponding provision of state, local or foreign Tax law).

                  (vi) Within the past two years (or any other Tax year for
                  which the applicable statute of limitations is open as of the date of this Agreement), neither the Company nor any of its
                  Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

                  (vii) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any "closing agreement" as described in Code Section 7121 (or any corresponding provision).

            (m)   Company Employee Benefit Plans. In the case of the Company only:

                  (1)   All of its Benefit Arrangements are Previously
            Disclosed. True and complete copies of all Benefit Arrangements, including, but not limited to,

                                     - 20 -

            any trust instruments and insurance contracts forming a part of any
            Benefit Arrangements, and all amendments thereto, have been made available to Parent.

                  (2)   All of its Benefit Arrangements, other than
            "multiemployer plans" within the meaning of Section 3(37) of ERISA, are in compliance with ERISA, the U.S. Internal Revenue Code of 1986
            (the "Code") and other applicable laws. Each of its Benefit
            Arrangements which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan"), and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the U.S. Internal
            Revenue Service, and to its Knowledge there are no circumstances reasonably likely to result in revocation of any such favorable determination letter or which would result in material costs under the U.S. Internal Revenue Service's Employee Plans Compliance
            Resolution System.

                  (3)   None of it, any of its Subsidiaries or any entity which
            is considered one employer with it under Section 4001 of ERISA or
            Section 414 of the Code (an "ERISA Affiliate") has contributed to a
            "multiemployer plan", within the meaning of Section 3(37) of ERISA, at any time within the last six years.

                  (4)   All contributions required to be made under the terms of
            any of its Benefit Arrangements have been timely made or have been reflected on its consolidated financial statements included in its
            Regulatory Filings. None of its Pension Plans or any single-employer plan of any of its ERISA Affiliates has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section
            412 of the Code or Section 302 of ERISA and none of its ERISA
            Affiliates has an outstanding funding waiver. Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the Code.

                  (5)   Neither it nor any of its Subsidiaries has any
            obligations for retiree health and life benefits under any Benefit
            Arrangement or collective bargaining agreement, other than for benefits required by applicable law or the cost of which is borne by the participant.

                  (6)   Neither its execution of this Agreement, the
            consummation of the Transactions nor the Company Shareholder
            Approval will, either alone or in conjunction with another event
            (such as termination of employment), (A) entitle any of its employees or any employees of its Subsidiaries to severance pay or any increase in severance pay or (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Benefit Arrangements.

            (n)   Takeover Laws and Provisions Applicable to the Company. In the
      case of the Company only, it has taken all action required to be taken by it in order to exempt this

                                     - 21 -

      Agreement and the Transactions from, and this Agreement and the
      Transactions are exempt from, the provisions of Article 13.03 of the TBCA, and the requirements of any "moratorium," "control share", "fair price",
      "affiliate transaction", "business combination" or other anti-takeover laws and regulations of any state (collectively, "Takeover Laws"). In the case of the Company only, it has taken all action required to be taken by it in order to make this Agreement and the Transactions comply with, and this Agreement and the Transactions do comply with, the requirements of any Articles, Sections or provisions of its Constituent Documents concerning "business combination", "fair price", "voting requirement",
      "constituency requirement" or other related provisions (collectively,
      "Takeover Provisions").

            (o)   Financial Advisors and Consultants. None of it, its
      Subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the Transactions, except that, in connection with this Agreement, Parent has retained Wachovia
      Securities and Pruzan & Co. LLC as its financial advisors, and the Company has retained Merrill Lynch & Co. as its financial advisor and Robinson
      Partners as an outside consultant, the arrangements with which have been disclosed to Parent prior to the date hereof.

            (p)   Sarbanes-Oxley Act. In the case of the Company only, it is in compliance with the provisions of the Sarbanes-Oxley Act, including
      Section 404 thereof, and to its Knowledge, the certifications provided pursuant to Sections 302 and 906 thereof with each Regulatory Filing of the Company, at the time of filing or submission of each such certification, were accurate.

            (q)   Company Labor Matters. In the case of the Company only,
      neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such
      Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to its Knowledge, threatened, nor is it aware, as of the date of this Agreement, of any activity involving it or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

            (r)   Company Environmental Matters. In the case of the Company
      only, there are no proceedings, claims, actions or investigations of any kind pending or, to the Knowledge of the Company, threatened, against the
      Company or any Subsidiary in any court, agency or other Governmental
      Authority or in any arbitral body, arising under any Environmental Law;
      the Company and its Subsidiaries have conducted their respective operations in compliance with their respective environmental permits and the limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of applicable Environmental Laws; all permits required under Environmental Laws have been obtained and are in full force and effect; there have been no releases of Materials of

                                     - 22 -

      Environmental Concern or other conditions at any property owned, or operated by the Company or its Subsidiaries that would require remediation under Environmental Laws; and, no facts or circumstances exist that would reasonably be expected to result in any liabilities under Environmental
      Law or common law relating to the operations of the Company or its
      Subsidiaries as a result of (1) any violation by the Company or its
      Subsidiaries of any Environmental Law, or (2) the release, storage, handling, treatment, transportation or disposal of any Materials of
      Environmental Concern generated by the Company's or its Subsidiaries'
      operations.

            (s)   Knowledge Regarding Representations; Satisfaction of
      Conditions; No Additional Representations. In the case of Parent only:

                  (1)   As of the date hereof, neither Parent nor Merger Sub is
            aware of any inaccuracy or misstatement in, or breach of, any representation or warranty of the Company contained herein.

                  (2)   As of the date hereof, neither Parent nor Merger Sub is
            aware of any reason why the conditions set forth in Article VII hereof would not be timely satisfied.

                  (3)   Parent acknowledges that it and its representatives have
            received access to such books and records, facilities, equipment, contracts and other assets of the Company and its Subsidiaries which it and its representatives have desired or requested to review, and that it and its representatives have had full opportunity to meet with the management of the Company to discuss the businesses and assets of the Company and its Subsidiaries. Parent acknowledges that neither the Company nor any other person has made any representation or warranty, expressed or implied, as to the accuracy or
            completeness of any information regarding the Company furnished or made available to Parent and its representatives except as expressly set forth in Section 5.03 hereof, and neither the Company nor any other person shall have or be subject to any liability to Parent,
            Merger Sub or any other person resulting from the Company's information memorandum dated December 2005, as subsequently updated, supplemented or amended (the "Information Memorandum") or any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in the "data room," other management presentations (formal or informal including the management presentation dated January 2006 and entitled
            "Evaluation Materials" (the "Management Presentation")) or in any
            other form in connection with the Transactions. Without limiting the foregoing, the Company makes no representation or warranty to Parent or Merger Sub with respect to (a) the information set forth in the
            Information Memorandum or the Management Presentation or (b) any
            financial projection or forecast relating to the Company or its
            Subsidiaries, whether or not included in the Information Memorandum or the Management Presentation. Except as otherwise expressly provided herein, no information or knowledge obtained by any party as described in this Section 5.03(s)(3) or otherwise shall affect or be deemed to modify any representation or

                                     - 23 -

            warranty made by any party hereunder, unless and to the extent a party has actual knowledge to the contrary.

            (t)   Proxy Statement. In the case of the Company only:

                  (1)   The proxy statement to be sent to the shareholders of
            the Company in connection with such Shareholders' Meeting (such proxy statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), shall not, at the date the Proxy
            Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Shareholders'
            Meeting, contain any statement which, at the time and in light of the circumstances under which it was made, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the
            Shareholders' Meeting which shall have become false or misleading.

                  (2)   Notwithstanding the foregoing, the Company makes no
            representation or warranty with respect to any information supplied by Parent, Merger Sub or any of Parent's or Merger Sub's
            representatives for inclusion in the Proxy Statement.

                  (3)   The Proxy Statement shall comply in all material
            respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

                  (4)   Merrill Lynch & Co. has consented to the inclusion of
            the full text of its opinion described in Section 5.03(o) in the
            Proxy Statement and the Company has provided a copy of such opinion to the Parent and Merger Sub.

            (u)   Proxy Statement. In the case of Parent and Merger Sub only:

                  (1)   The information supplied by Parent for inclusion in the
            Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Shareholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders' Meeting which shall have become false or misleading.

                  (2)   Notwithstanding the foregoing, Parent and Merger Sub
            make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in the Proxy Statement.

            (v)   Required Vote of Company Shareholders. In the case of the
      Company only, the affirmative vote of the holders of at least two-thirds of the outstanding Shares,

                                     - 24 -

      voting together as a single class, is the vote required to approve the
      Merger and this Agreement, and no other vote of the security holders of the Company is required by law, the Company's Constituent Documents or otherwise in order for the Company to consummate the Merger and the other
      Transactions contemplated hereby.

            (w)   Confidentiality Agreements. In the case of the Company only, each confidentiality agreement executed by any person participating in the auction process conducted by the Company in connection with its solicitation of acquisition offers (the "Existing Confidentiality
      Agreements") is substantially similar to the Confidentiality Agreement executed by Parent, including, but not limited to, with respect to terms concerning confidentiality, "standstill" obligations relating to the purchase or offer to purchase any equity securities of the Company and non-solicitation of the Company's employees. In addition, the Company has not waived any of its rights under any of such other confidentiality agreements.

      5.04  Representations and Warranties about Merger Sub. Parent and Merger
Sub hereby jointly and severally represent and warrant to the Company as follows:

            (a)   Organization and Standing. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the
      State of Texas. It is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

            (b)   Merger Sub Stock. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock. All of the issued and outstanding capital stock of Merger Sub is owned by Parent as its sole shareholder. The outstanding shares of Merger Sub Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights (and were not issued in violation of any preemptive rights).

            (c)   Power. Merger Sub has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets, and it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions.

            (d)   Authority. Merger Sub has duly authorized, executed and
      delivered this Agreement, and this Agreement and the Transactions have been authorized by all other necessary corporate actions, including the necessary approval of Parent as the sole shareholder of Merger Sub. This
      Agreement is its valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

            (e)   Funds. Merger Sub has, or will have at the Effective Time, sufficient funds available to satisfy the obligation to pay the Per Share
      Consideration in the Merger.

                                     - 25 -

                                   ARTICLE VI

                                    COVENANTS

      6.01  Reasonable Best Efforts. Subject to the terms and conditions of this
Agreement, Parent, Merger Sub and the Company will each use its reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the Transactions, including, in the case of the Company, using its reasonable best efforts to obtain the consents of the Governmental Authorities that are parties to the contracts set forth on Schedule 6.01 under those contracts, including the giving of any notices thereunder, and each will cooperate fully with, and furnish information to, the other party to that end. In furtherance and not in limitation of the covenants of the parties contained in this Section 6.01, if any objections are asserted with respect to the Transactions under any antitrust law, or if any suit is threatened to be instituted, by any Governmental Authority or any private party challenging any of the Transactions or otherwise brought under any antitrust law or other applicable law that would otherwise prohibit or materially impair or materially delay the consummation of the Transactions, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the
Transactions as soon as practicable, and in any event before the Termination
Date. Notwithstanding anything in this Section 6.01 to the contrary, Parent shall not be required to sell or dispose of any businesses or assets, to the extent any such sale or disposition would have a material adverse effect on
Parent and the Company, taken as a whole.

      6.02  Shareholder Approvals. The Company, acting through the Company
Board, shall, in accordance with applicable law, including the TBCA, and the
Company's Articles of Incorporation and By-laws, duly call, give notice of, convene and hold an annual or special meeting of its shareholders as promptly as practicable following the date hereof for the purpose of considering and taking action on this Agreement and the Merger (the "Shareholders' Meeting"). At the
Shareholders' Meeting, Parent and Merger Sub shall cause all Shares then owned by them and their subsidiaries to be voted in favor of the adoption of this
Agreement.

      6.03  Proxy Statement. As promptly as practicable after the date hereof, the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC promptly. The Company shall provide Parent and its counsel a reasonable opportunity to review and comment upon the Proxy Statement prior to the filing with the SEC. In addition, the Company shall provide Parent and its counsel a written copy of any comments the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after receipt of such comments and with copies of any written responses to such comments and telephonic notification of any verbal responses to such comments by the Company or its counsel. No filing of, or amendment to, or written correspondence to the
SEC or its staff with respect to the Proxy Statement shall be made by the
Company without providing Parent and its counsel reasonable opportunity to review and comment thereon. Each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required

                                     - 26 -

amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Shareholders' Meeting at the earliest practicable time.
Subject in each case to Section 6.06, the Company agrees to use its reasonable best efforts to solicit from the holders of Shares proxies in favor of the adoption of this Agreement and the Merger and take all other action necessary or advisable to secure, at the Shareholders' Meeting the Company Shareholder
Approval, by the vote described in Section 5.03(v) of this Agreement.

      6.04  Press Releases. Parent and the Company will consult with each other before issuing any press release with respect to the Merger or this Agreement and will not issue any such press release without the prior written consent of the other party, which will not be unreasonably withheld or delayed; provided that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue any such press release or a public statement or file any required documents with the SEC as may be required by applicable law or securities exchange rules. Parent and the Company will cooperate to develop all public communications and make appropriate members of management available at presentations related to the
Transactions as reasonably requested by the other party.

      6.05  Access; Information.

            (a)   Company agrees that upon reasonable notice and subject to
      applicable laws relating to the exchange of information, it will (and will cause its Subsidiaries to) afford Parent, and Parent's Representatives and accountants, such access during normal business hours throughout the period before the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors) and properties and to such other information as Parent may reasonably request;
      provided, however, that such access shall not unreasonably disrupt the operations of the Company. All requests for such access shall be made to representatives of the Company as the Company shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. Neither Parent nor any of Parent's Representatives
      shall contact any of the employees, customers or suppliers of the Company in connection with the Transactions, whether in person or by telephone, mail or other means of communication, without the specific prior written authorization of such representatives of the Company as the Company may designate. The Company will not be required to afford access or disclose information that would jeopardize attorney-client privilege, contravene any binding agreement with any third party or violate any law or regulation. The parties will make reasonable appropriate substitute arrangements in circumstances where the previous sentence applies.

            (b)   Each party will hold any information provided in connection with this Agreement or the Transactions confidential in accordance with the Confidentiality Agreement.

      6.06  No Solicitation.

            (a)   From the date hereof until the Effective Time or the earlier termination of this Agreement, the Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its Subsidiaries

                                     - 27 -

      (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) (collectively, the "Company Representatives"), and shall use commercially reasonable efforts to cause the Company
      Representatives, not to, directly or indirectly, (i) initiate, solicit, or knowingly encourage or facilitate inquiries or proposals with respect to, or participate in negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any third party relating to or that would reasonably be expected to lead to, any Acquisition Proposal (except to notify such person as to the existence of the provisions of this Section 6.06), or (ii) enter into any merger agreement, acquisition agreement, letter of intent or similar document providing for or otherwise relating to any Acquisition Proposal; provided, that notwithstanding anything in this Agreement to the contrary, the
      Company may, directly or indirectly through any of the Company
      Representatives, furnish information and data to, and participate in discussions or negotiations with, any person that has made a bona fide written Acquisition Proposal if, and only to the extent that, (I) (A) such
      Acquisition Proposal is at a price higher than the Per Share Consideration and the Company's Board believes in good faith that there is a substantial likelihood that the consummation of such Acquisition Proposal is probable and (B) after the receipt of advice from outside legal counsel, the
      Company Board determines in good faith that the failure to take such action would be inconsistent with its fiduciary obligations to the
      Company's shareholders under applicable law, (II) the Company shall not have violated any of the provisions of this Section 6.06(a), and (III)
      prior to taking such action, the Company receives from such person an executed confidentiality agreement on terms with respect to confidentiality, standstill obligations relating to the purchase or offer to purchase any equity securities of the Company and non-solicitation of the Company's employees on substantially similar terms to the
      Confidentiality Agreement; provided, that, notwithstanding anything herein to the contrary, the Company and its Representatives may take, and shall not be prohibited or otherwise limited by the terms of such confidentiality agreement in taking, any action that is otherwise contemplated by this Section 6.06, including the waiver by the Company of the standstill provision to permit discussions and negotiations, the entering into of a definitive agreement and any other actions in the furtherance thereof with respect to such Acquisition Proposal.

            (b)   Notwithstanding anything herein to the contrary, in the event of any bona fide written Acquisition Proposal that has not been withdrawn,
      (i) the Company Board may approve or recommend, and the Company may enter into a definitive agreement providing for, an Acquisition Proposal that is submitted to the Company prior to the Shareholders' Meeting, and (ii) the
      Company Board may withdraw or modify in any manner adverse to Parent the
      Company Board Recommendation (a "Company Board Change of Recommendation"),
      if (I) the Company shall not have violated any of the provisions of
      Section 6.06(a), (II) the Company provides Parent with written notice at least three Business Days prior to any meeting of the Company Board at which the Company Board will take any such action, during which three-business day period Parent may propose revisions to the terms of this Agreement, (III) notwithstanding such revisions proposed by Parent pursuant to clause (II) above, the Company Board makes the determination that such Acquisition Proposal constitutes a Superior Proposal, (IV) after the receipt of advice from outside legal counsel, the Company Board determines in

                                     - 28 -

      good faith that the failure to take such action would be inconsistent with its fiduciary obligations to the Company's shareholders under applicable law.

            (c)   The Company shall promptly (and in any event within 24 hours of receipt thereof) notify Parent after receipt of any Acquisition
      Proposal (which notice shall identify the person making such Acquisition
      Proposal and set forth the material terms thereof), any material modification of or material amendment to any Acquisition Proposal
      (including the material terms thereof), or any request for non-public information relating to the Company by any person that has notified the
      Company of its intention to make any Acquisition Proposal and the terms and conditions of such request.

            (d)   The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than
      Parent) conducted heretofore with respect to any of the foregoing. The
      Company shall immediately request each person who has heretofore executed a confidentiality agreement in connection with its consideration of acquiring Company or any portion thereof to return or destroy in accordance with the terms of such confidentiality agreement all confidential information heretofore furnished to such person by or on behalf of Company.

            (e)   Nothing contained in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to take such action would be inconsistent with applicable law.

            (f)   Nothing in this Agreement shall prohibit or restrict the
      Company Board from making a Company Board Change of Recommendation to the extent that the Company Board determines in good faith, following consultation with outside legal counsel, that failure to take such action would constitute a breach of the Company Board's fiduciary obligations under applicable law.

      6.07  Takeover Laws and Provisions. No party will take any action that would cause the Transactions to be subject to requirements imposed by any
Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) such Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover
Law, as now or hereafter in effect. No party will take any action that would cause the Transactions not to comply with any Takeover Provisions and each of them will take all necessary steps within its control to make such Transactions comply with (or continue to comply with) the Takeover Provisions. Prior to the
Effective Time, the Company shall not elect to adopt, or otherwise take action to become subject to, the TBOC.

      6.08  Regulatory Applications.

            (a)   Parent and the Company and their respective Subsidiaries will cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all material permits, consents, approvals and

                                     - 29 -

      authorizations of all third parties and Governmental Authorities necessary to consummate the Transactions (the "Requisite Approvals") as promptly as practicable, and will make all necessary filings in respect of those
      Requisite Approvals as soon as practicable. Each of Parent and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental
      Authority in connection with the Requisite Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all Requisite Approvals and each party will keep the other party apprised of the status of material matters relating to completion of the Transactions.

            (b)   Parent and the Company will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its
      Subsidiaries with or to any third party or Governmental Authority in connection with the Transactions and to the extent permitted by the applicable Governmental Authority or any person objecting to the
      Transactions, give the other party the opportunity to attend and participate in any meetings and conferences with such Governmental
      Authority or person objecting to the Transactions.

      6.09  Indemnification.

            (a)   The indemnification provisions of the Constituent Documents of the Surviving Corporation as in effect at the Effective Time shall not be amended, repealed or otherwise modified for a period of six years from the
      Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers or employees of the Company unless such modification is, in the opinion of outside counsel, required by applicable law. Parent shall assume, be jointly and severally liable for, and honor, guarantee and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.09.

            (b)   Without limiting Section 6.09(a), following the Effective
      Time, Parent and the Surviving Corporation will indemnify, defend and hold harmless the present and former directors, officers and employees of the
      Company and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees and costs of investigation), judgments, fines, losses, claims, damages or liabilities as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions before, or at the Effective Time
      (including as to, or arising out of or pertaining to, the Transactions), to the fullest extent permitted by applicable law and the Constituent
      Documents. Parent shall pay all costs and expenses in connection with such indemnification promptly as statements therefor are received, provided, however, the Parent or the Surviving Corporation may condition the payment of any costs and

                                     - 30 -

      expenses upon the execution and delivery to the Parent or the Surviving
      Corporation of an undertaking in customary form providing solely that the
      Indemnified Party undertakes to repay any payments advanced to the extent that it is ultimately and finally judicially determined that the
      Indemnified Party is not entitled to be indemnified by the Parent or the
      Surviving Corporation. At and as of the Effective Time Parent shall cause the By-laws of the Surviving Corporation to conform with the Constituent
      Documents of the Company and with its obligations under this Section 6.09.

            (c)   For a period of six years following the Effective Time, Parent will cause to be maintained in effect director's and officer's liability insurance that serves to reimburse the present and former officers and directors (determined as of the Effective Time) of the Company or any of
      their respective Subsidiaries (as opposed to reimbursing the Company or such Subsidiary) with respect to claims against such directors and officers arising from facts or events occurring before, or at the
      Effective Time (including as to, arising out of or pertaining to, the
      Transactions), which insurance will contain at least the same coverage and amounts of coverage and will contain terms and conditions no less advantageous to the Indemnified Party than those provided in the director's and officer's liability insurance currently provided by the
      Company; provided, that officers and directors of the Company or any
      Subsidiary may be required to make application and provide customary representations and warranties to Parent's insurance carrier for the purpose of obtaining insurance required to be provided by Parent pursuant to this Section 6.09(c); provided, however, that the premium for such coverage does not exceed 200% of current premium, in which event the obligation shall be only to provide the maximum coverage available for a premium not in excess of such amount; and provided, further, the obligation of Parent, Merger Sub and the Surviving Corporation in this
      Section 6.09(c) shall be satisfied by the purchase by the Company on or before the Effective Time of a "tail-coverage" or "run-off' insurance policy providing the coverage required under this Section 6.09(c) for the required term hereof that is substantially in accord with the requirements of this Section 6.09(c), the premium for which does not exceed 200% of current premium.

            (d)   Any Indemnified Party wishing to claim indemnification under
      Section 6.09(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Parent; provided that failure so to notify will not affect the obligations of Parent under
      Section 6.09(a) unless and to the extent that Parent is actually prejudiced as a consequence.

            (e)   If Parent or any of its successors or assigns (1) consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or (2) transfers all or substantially all of its assets to any other entity, then and in each case, Parent will, as a condition precedent to the consummation of any such transaction, cause proper provision to be made so that the successors and assigns of Parent will, by specificity, assume the obligations set forth in this Section 6.09 except to the extent that with respect to clause (1) such obligations shall have been assumed by operation of law.

                                     - 31 -

            (f)   The provisions of this Section 6.09 shall survive the
      Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and legal representatives.

            (g)   Parent shall pay all reasonable expenses, including reasonable attorneys' fees and costs of investigation, that may be incurred by any
      Indemnified Party in enforcing all obligations provided in this Section
      6.09, provided, however, Parent or the Surviving Corporation may condition the payment of any costs and expenses upon the execution and delivery to
      Parent or the Surviving Corporation of an undertaking in customary form providing solely that the Indemnified Party undertakes to repay any payments advanced (including legal fees and expenses) to the extent that it is ultimately and finally judicially determined that the Indemnified
      Party is not entitled to be indemnified by Parent or the Surviving
      Corporation.

      6.10  Employee Matters.

            (a)   From the Effective Time until the date which is six months after the Closing Date (such date being referred to herein as the
      "Benefits Transition Date"), Parent shall provide the employees and former employees of the Company and its Subsidiaries, as of the Effective Time
      (the "Covered Employees") taken as a whole with employee benefits and compensation plans, programs and arrangements (including base salary and annual bonus opportunities, but specifically excluding equity grants and any Supplemental Executive Retirement Plan benefits) no less favorable, in the aggregate, than those provided by the Company or its Subsidiaries, as the case may be, to such Covered Employees immediately prior to the
      Effective Time. From and after the Benefits Transition Date, Parent shall provide the Covered Employees taken as a whole with employee benefits and compensation plans, programs and arrangements and severance benefits that are no less favorable, in the aggregate, to those provided to similarly situated employees of Parent and its Subsidiaries. In addition, during the
      24 months after the Effective Time, a Covered Employee whose employment is terminated "without cause" (as defined in such policy) shall be entitled to receive severance payments and benefits under the Company's severance policy described in the Disclosure Schedule.

            (b)   From and after the Effective Time, Parent shall, (1) provide all Covered Employees with service credit (for purposes of eligibility
      (including eligibility for retirement), participation, vesting, levels of benefits and benefit accruals under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by
      Parent or any of its Subsidiaries in which Covered Employees are eligible to participate, but specifically excluding any Supplemental Executive
      Retirement Plan benefits), for all periods of employment with the Company or any of its Subsidiaries (or their predecessor entities) prior to the
      Effective Time to the extent credited by the Company for purposes of a comparable plan (provided that there will be no duplication of benefits)
      and (2) cause any pre-existing conditions, limitations, eligibility waiting periods or required physical examinations under any group health plans of Parent or any of its Subsidiaries to be waived with respect to the Covered Employees and their eligible dependents to the extent waived under the corresponding plan (for a comparable level of

                                     - 32 -

      coverage) in which the applicable Covered Employee participated immediately prior to the Effective Time. If the Company's medical and/or dental benefit plans for Covered Employees are terminated prior to the end of a plan year, Covered Employees and their dependents who are then participating in a deductible-based medical and/or dental plan sponsored by the Company will be given credit for deductibles and eligible out-of-pocket expenses incurred towards deductibles and out-of-pocket maximums during the portion of the plan year preceding the termination date in a comparable deductible-based medical and/or dental plan of Parent or any of its Subsidiaries for the corresponding Parent benefit plan year.

            (c)   Except as otherwise provided in this Agreement, Parent and the
      Company shall honor, or cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, Covered Employees of the Company and its Subsidiaries,
      including any benefits or rights arising as a result of the Merger (either alone or in combination with any other event).

            (d)   Parent and the Company hereby agree that the Transactions
      shall constitute a "change in control" for purposes of any Benefit
      Arrangement for the Company to the extent such Benefit Arrangements include such term.

            (e)   The Company shall be permitted at any time prior to the
      Effective Time to pay annual bonuses based upon performance in its fiscal year ending January 31, 2006, in the ordinary course of business consistent with past practice in an amount currently accrued on the
      Company's consolidated balance sheet as of January 31, 2006. The Company has proposed to Merger Sub a bonus plan for the fiscal year ending January
      31, 2007, a copy of which is set forth in Section 6.10(e) of the
      Disclosure Schedule, based upon targets and goals substantially similar to those established for its fiscal year ending January 31, 2006, but adjusted so as to apply to the fiscal year ending January 31, 2007 in accordance with past practices. The adoption of such bonus plan for the year ended January 31, 2007 shall not be adopted without the consent of
      Parent and Merger Sub, but such consent shall not be unreasonably withheld. In granting such consent, Parent and Merger Sub shall be entitled in good faith to propose modifications to such plan that are reasonably intended to make such plan substantially similar in its purposes and effects to Parent's existing plans for its own employees. The
      Company will in good faith agree to changes proposed by Parent in such regards.

            (f)   The Covered Employees shall participate in Parent's bonus
      plans for similarly situated employees for the remainder of calendar year
      2006 on the same terms and conditions as are Parent's other similarly situated employees. The Company's performance in respect of calculations made under the bonus plans for its fiscal year ending January 31, 2006, shall be calculated without taking into account any expenses or costs associated with or arising as a result of the Transactions or any nonrecurring charges that would not reasonably be expected to have been incurred had the Transactions not occurred and shall not be subject to reduction or negative discretion by the administrator of the bonus plan.
      If the Effective Time shall have occurred prior to the Company having paid bonuses for the fiscal year ending January 31, 2006, then Parent

                                     - 33 -

      shall pay such bonuses to the Covered Employees promptly following the
      Effective Time.

      6.11  Notification of Certain Matters. Parent and the Company will give prompt notice to the other of any fact, event or circumstance known to it that would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein that would be reasonably likely to cause a condition in Article VII not to be capable of being satisfied by the
Termination Date.

      6.12  Parent Financing. The Company hereby confirms and agrees that
Wachovia Bank, National Association, its representatives and or affiliates (a)
may assist, provide and/or arrange financing (the "Financing") in order for
Parent to directly or indirectly acquire, or agree to acquire, offer, seek or propose to acquire directly or indirectly, ownership of the Company or its
Subsidiaries or any securities issued by the Company or its Subsidiaries or any rights or options to acquire such ownership, all in accordance with the terms and conditions of this Agreement, and (b) following the Effective Time and the
Financing, may exercise any rights or remedies available to it under the credit documentation or otherwise, and that such actions will not be deemed to be in violation of the standstill provisions of the Confidentiality Agreement.

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

      7.01  Conditions to Each Party's Obligation to Effect the Merger. The
respective obligation of each party to consummate the Merger is subject to the fulfillment or written waiver by the parties before the Effective Time of each of the following conditions:

            (a)   Shareholder Approval. The Company Shareholder Approval shall have been obtained.

            (b)   HSR Expiration. The applicable waiting period under the HSR
      Act shall have expired or been terminated.

            (c)   No Order. No Governmental Authority shall have enacted,
      issued, promulgated, enforced or entered any law, rule, regulation, injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal or otherwise restricting, preventing or prohibiting consummation of the Merger.

      7.02  Conditions to the Company's Obligation. The Company's obligation to consummate the Merger is also subject to the fulfillment or written waiver by the Company before the Effective Time of each of the following conditions:

            (a)   Parent's Representations and Warranties. The representations and warranties of Parent in this Agreement, including those relating to
      Merger Sub, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true

                                     - 34 -

      and correct as of such date) without regard to the standard set forth in
      Section 5.02 of this Agreement, except where the aggregate effect of all such failures to be true and correct would not have a Material Adverse
      Effect on Parent; and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by the Chief Executive
      Officer or Chief Financial Officer of Parent to that effect.

            (b)   Performance of Parent's Obligations. Parent shall have
      performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and
      the Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer or Chief
      Financial Officer of Parent to that effect.

      7.03  Conditions to Parent's Obligation. Parent's obligation to consummate the Merger is also subject to the fulfillment, or written waiver by Parent, before the Effective Time of each of the following conditions:

            (a)   The Company's Representations and Warranties. The
      representations and warranties of the Company in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing
      Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such date) without regard to the standard set forth in Section 5.02 of this
      Agreement, except where the aggregate effect of all such failures to be true and correct would not have a Material Adverse Effect on the Company;
      and Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer or Chief
      Financial Officer of the Company to that effect.

            (b)   Performance of the Company's Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and
      Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer or Chief Financial
      Officer of the Company to that effect.

            (c)   Governmental Consent. Any approval or consent of any
Governmental Authority which is necessary for the Transactions to be consummated in accordance with the terms of the Agreement, or any relevant statutory, regulatory or other governmental waiting periods, whether domestic, foreign or supranational, shall have been obtained or be in full force and effect or shall have expired, except as would not be material and adverse to the Company and its
Subsidiaries taken as a whole.

            (d)   No Material Adverse Change. No event, change, effect,
condition, fact or circumstance shall have occurred following the date of this
Agreement that, individually or in the aggregate, constitutes or would constitute a Material Adverse Change.

            (e)   No U.S. Governmental Litigation. There shall not have been instituted or be pending any action, proceeding, application, claim or counterclaim by any United States Federal Governmental Authority seeking to restrain or prohibit the consummation of the Merger.

                                     - 35 -

                                  ARTICLE VIII

                                   TERMINATION

      8.01  Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time for any reason provided in paragraphs (a) through (f) below.

            (a)   By mutual written consent of each of Parent and the Company, notwithstanding any approval and adoption of this Agreement by the shareholders of the Company.

            (b)   By either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to remove or lift such injunction, order, decree or ruling.

            (c)   By either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the other party such that if the non-breaching party is Merger Sub, Merger Sub would be entitled to not consummate the Merger pursuant to Section 7.02 (a) or (b)
      or if the non-breaching party is the Company, the Company would be entitled to not consummate the Merger pursuant to Section 7.03 (a) or (b), which breach has not been cured within the 20 days following written notice to the breaching party except for any breach which, by its nature or timing, cannot be cured.

            (d)   By Parent or the Company if the Effective Time has not
      occurred by the close of business on November 27, 2006 (the "Termination
      Date"), provided, however, that the right to terminate this Agreement under this Section 8.01(d) shall not be available to any party to the extent that such party's failure to comply with any provision of this
      Agreement, including without limitation Section 6.01, has resulted in the failure of any of the conditions set forth in Article VII hereto.

            (e)   By the Company if (i) the Company Board approves or
      recommends, or the Company enters into, a definitive agreement providing for an Acquisition Proposal, or (ii) the Company Board makes a Company
      Board Change of Recommendation, in each case only to the extent the
      Company has acted in accordance with, and has otherwise complied with the terms of, Section 6.06(b).

            (f)   By Parent if: (i) the Company violates in any material respect any of the provisions of Section 6.06 to the material detriment of Parent;
      (ii) the Company Board

                                     - 36 -

      recommends to the Company's shareholders any Acquisition Proposal or
      Superior Proposal; (iii) the Company enters into a definitive agreement providing for any Acquisition Proposal or Superior Proposal; or (iv) the
      Company Board or any committee thereof shall withdraw the approval of the
      Merger or this Agreement or effect a Company Board Change of
      Recommendation, or shall have approved and/or recommended, as applicable, an Acquisition Proposal.

      8.02  Effect of Termination. In the event of the termination of this
Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders or shareholders except that the
Company or Parent may have liability or obligations as set forth in Section 8.03 and as set forth in or contemplated by Section 8.01 hereof. Notwithstanding the foregoing, nothing herein shall relieve the Company or Parent from liability for any willful breach hereof or willful misrepresentation herein.

      8.03  Expenses.

            (a)   Except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the
      Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

            (b)   In the event that this Agreement is terminated by (i) the
      Company pursuant to Section 8.01(e), (ii) the Parent pursuant to Section
      8.01(f), (iii) the Parent pursuant to Section 8.01(c), or (iv) the Company or the Parent pursuant to Section 8.01(d) by reason of Section 7.01(a) not having been satisfied and in the case of such a termination pursuant to
      Section 8.01(c) or 8.01(e), (A) after the date of this Agreement and prior to in the case of clause (iii), the applicable breach giving rise to such termination right or in the case of clause (iv) the applicable
      Shareholders' Meeting, an Acquisition Proposal shall have been publicly announced or otherwise publicly communicated to the shareholders of the
      Company generally and in each case not withdrawn and (B) prior to the six month anniversary of such termination, (i) the Company shall enter into a definitive agreement with respect to such Acquisition Proposal or (ii)
      such Acquisition Proposal is consummated, then in the case of clauses (i)
      or (ii) of this Section 8.03(b) the Company shall not later than one
      Business Day following such termination, pay to Parent in immediately available funds an amount equal to $37,340,000 (the "Termination Fee")
      and, in the case of clause (iv) of this Section 8.03(b) the Company shall pay to Parent in immediately available funds an amount equal to (x) in the case of clause (iii), the Termination Fee, or (y) in the case of clause
      (iv), the reasonable expenses actually incurred by Parent and Merger Sub in connection with the negotiation, preparation, execution and performance of this Agreement, in the cases of clauses (x) and (y), if and in the event of the consummation of such Acquisition Proposal no later than one
      Business Day following the consummation of such Acquisition Proposal. The
      Company acknowledges that the agreements contained in this Section 8.03(b)
      are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parent and the Merger Sub would not enter into this Agreement; accordingly, if the Company fails to pay the amount due pursuant to this Section 8.03(b), and, in order to obtain such payment, the Parent or the

                                     - 37 -

      Merger Sub commences a suit which results in a judgment against the
      Company for the fee set forth in this Section 8.03(b), the Company shall pay to the Parent or the Merger Sub, as the case may be, its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate in effect on the date such payment was required to be made. The Company shall pay such amount to Parent by wire transfer of same day funds to an account designated by Parent.

                                   ARTICLE IX

                                  MISCELLANEOUS

      9.01  Survival. The representations, warranties, agreements and covenants contained in this Agreement will not survive the Effective Time (other than
Sections 2.04, 2.05, 2.06, 3.01 3.02, 3.03, 3.04, 6.09 and 6.10 and this Article
IX).

      9.02  Waiver; Amendment. At any time prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law or require submission or resubmission of this Agreement or the Plan of Merger contained herein to the shareholders of the Company.

      9.03  Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original.

      9.04  Governing Law; Jurisdiction; Venue. This Agreement is governed by, and will be interpreted in accordance with, the laws of the State of Texas applicable to contracts made and to be performed entirely within that State.
Each of Parent, Merger Sub, and the Company hereby irrevocably and unconditionally; (i) consents to submit to the exclusive jurisdiction of the state and federal courts located in the State of Texas ("Texas Courts") for any litigation arising out of or relating to this Agreement and the Transactions
(and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the Texas Courts, and (iii) agrees not to plead or claim in any Texas Court that such litigation brought therein has been brought in any inconvenient forum.

      9.05  Notices. All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given when personally delivered, facsimile transmitted (with confirmation) or mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

                                     - 38 -

                  If to the Company, to:

                        Stewart & Stevenson Services, Inc.
                        2707 North Loop West, Suite 800
                        Houston, Texas  77008
                        Attention:  General Counsel
                        Fax:  (713) 868-2130

                  With a copy to:

                        Charles Henry Still
                        Fulbright & Jaworski L.L.P.
                        Fulbright Tower
                        1301 McKinney, Suite 5100
                        Houston, Texas   77010-3095
                        Fax:  (713) 651-5246

                  If to Parent or Merger Sub, to:

                        Armor Holdings, Inc.
                        13386 International Parkway
                        Jacksonville, Florida  32218
                        Attention:  Robert R. Schiller
                        Fax:  (904) 741-5403

                  With a copy to:

                        Kane Kessler, P.C.
                        1350 Avenue of the Americas, 26th Floor
                        New York, New York 10019
                        Attention: Robert L. Lawrence, Esq.
                        Fax: 212-245-3009

      9.06  Entire Understanding; No Third Party Beneficiaries. This Agreement
represents the entire understanding of Parent and the Company regarding the
Transactions and supersedes any and all other oral or written Agreements previously made or purported to be made, other than the Confidentiality
Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any party in entering into this Agreement. Except for Article II, and Section 6.09, which is intended to benefit the Indemnified Parties, and Section 6.10, which is intended to benefit Covered Employees and others, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any person other than Parent and the Company.

      9.07  Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain

                                     - 39 -

in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon any such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

      9.08  Assignment; Successors. No party may assign either this Agreement or any of its rights or interests, or delegate any of its duties hereunder, in whole or in part, without the prior written consent of the other parties. Any attempt to make any such assignment without such consent shall be null and void.
Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns.

                  [remainder of page intentionally left blank]

                                     - 40 -

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                          PARENT:

                                          ARMOR HOLDINGS, INC.

                                          By: /s/Philip Baratelli
                                             ---------------------------------
                                          Name:  Philip Baratelli
                                               -------------------------------
                                          Title: Corporate Controller,
                                                 Secretary and Treasurer

                                          MERGER SUB:

                                          SANTANA ACQUISITION CORP.

                                          By: /s/Philip Baratelli
                                             ---------------------------------
                                          Name:  Philip Baratelli
                                               -------------------------------
                                          Title: Vice-President and Secretary

                                          COMPANY:

                                          STEWART & STEVENSON SERVICES, INC.

                                          By:/s/ L. Scott Biar
                                             ---------------------------------
                                          Name:  L. Scott Biar
                                               -------------------------------
                                          Title: Chief Financial Officer

                                     - 41 -